Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 16, 2021
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports 2020 Preliminary
Unaudited Financial Results and Fourth Quarter Dividend

Coronavirus Pandemic (COVID-19)
The effects of COVID-19 and the response to the virus continue to impact financial markets and overall economic conditions. In keeping with its mission to be a reliable provider of liquidity in all economic environments, the Bank remains dedicated to meeting the needs of members through these challenging and unusual times. The Bank continues to provide certain relief measures to help members serve customers affected by COVID-19, including, accommodating forbearance and modifications in certain areas, allowing electronic signatures on loan documentation in specific circumstances, and temporarily expanding its types of eligible collateral.
For additional information on the impacts of COVID-19 on the Bank, please see the 2020 Form 10-K, expected to be filed with the Securities and Exchange Commission (SEC) on or before March 31, 2021.
2020 Summary Financial Results

•Net income totaled $362 million, a decrease of $22 million from the prior year.
•Net interest income totaled $472 million, a decrease of $104 million from the prior year.
•Other income (loss) totaled $121 million, an increase of $101 million from the prior year, primarily impacted by net gains on litigation settlements of $120 million.
•Other expense totaled $189 million, an increase of $21 million from the prior year.
•Balance sheet changes from December 31, 2019 were:
◦Assets totaled $87.7 billion, a decrease of $41.9 billion.
◦Advances totaled $46.5 billion, a decrease of $33.8 billion.
◦Investments totaled $31.5 billion, a decrease of $7.0 billion.
◦Capital totaled $5.7 billion, a decrease of $1.0 billion.
◦Retained earnings totaled $2.4 billion, an increase of $0.2 billion.
◦Regulatory capital ratio was 6.55 percent, an increase from 5.31 percent.

Fourth Quarter 2020 Financial and Business Highlights

•Net income totaled $34 million, a decrease of $62 million from the same period last year.
•Net interest income totaled $103 million, a decrease of $38 million from the same period last year.
•Other expense totaled $70 million, an increase of $27 million from the same period last year.
•Advances of $46.5 billion were outstanding to 630 members, housing associates, and former members, of which 34 percent were held by the Bank’s five largest borrowers.
•Mortgage loans of $8.2 billion were outstanding, of which $534 million were purchased from 138 members during the fourth quarter.
•Mortgage loans of $1.9 billion were delivered by members during the quarter through the Bank’s off-balance sheet products of MPF Xtra and MPF Government mortgage-backed securities (MBS).
•Standby letters of credit of $9.4 billion were outstanding.
•The Bank paid $44 million of cash dividends at an effective combined annualized dividend rate of 4.67 percent during the fourth quarter relating to third quarter 2020 earnings.
•The Bank accrued $5 million during the quarter for use in its Affordable Housing Program, bringing the year-to-date total to $41 million.

2020 Financial Results Discussion

Net Income - The Bank recorded net income of $362 million in 2020 compared to $384 million in 2019.

Net Interest Income - The Bank’s net interest income totaled $472 million in 2020 compared to $576 million in 2019. The Bank’s net interest margin was 0.45 percent during 2020 compared to 0.42 percent during 2019. The Bank’s net interest income was primarily impacted by the lower interest rate environment and lower average advance balances, partially offset by an increase in advance prepayment fee income of $66 million compared to the same period in 2019.

Other Income (Loss) - The Bank recorded $121 million in other income (loss) in 2020 compared to $20 million in 2019. During 2020, other income (loss) was primarily impacted by net gains on litigation settlements of $120 million as a result of settlements with defendants in the Bank’s private-label MBS litigation. The Bank did not record any litigation settlements during 2019. Other factors impacting other income (loss) included net gains (losses) on trading securities and net gains (losses) on derivatives and hedging activities.

Other Expense - Other expense totaled $189 million for 2020 compared to $168 million for 2019. The increase in other expense was primarily due to increased pension costs as a result of the Bank making a discretionary contribution of $32 million at the end of the year, offset in part by lower professional fees and other operating expenses. The Bank did not make a discretionary pension contribution in 2019.

Assets - The Bank’s total assets decreased to $87.7 billion at December 31, 2020, from $129.6 billion at December 31, 2019, driven by a decrease in advances and investments. Advances at December 31, 2020 decreased by $33.8 billion from December 31, 2019 due primarily to a decrease in borrowings of $25.5 billion by a large depository institution member. The Bank experienced decreased demand for advances across the majority of its other institution types. Investments decreased by $7.0 billion primarily due to a decline in money market investments of $9.7 billion, as liquidity management was impacted by lower advance demand and other economic impacts of COVID-19.

Liabilities - The Bank’s total liabilities decreased to $82.0 billion at December 31, 2020, from $122.9 billion at December 31, 2019, primarily driven by a decrease in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital decreased to $5.7 billion at December 31, 2020 from $6.7 billion at December 31, 2019, primarily due to a decrease in capital stock resulting from a decline in member activity. The Bank’s regulatory capital ratio increased to 6.55 percent at December 31, 2020, from 5.31 percent at December 31, 2019 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the fourth quarter and full year 2020 are approximate until the Bank announces audited financial results in its 2020 Form 10-K with the SEC, expected to be available at www.fhlbdm.com and www.sec.gov on or before March 31, 2021.

Dividend

On February 10, 2021, the Bank’s Board of Directors approved a fourth quarter 2020 dividend at an annualized rate of 5.50 percent on activity-based stock and 3.00 percent on membership stock, unchanged from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Dividend payments totaling $40 million are expected to be paid on February 22, 2021. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 4.61 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on its level of activity with the Bank during the fourth quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	December 31,
Statements of Condition (dollars in millions)	2020	2019
Cash and due from banks	$978	$1,029
Investments	31,497	38,465
Advances	46,530	80,360
Mortgage loans held for portfolio, net	8,242	9,334
Total assets	87,691	129,603
Consolidated obligations	79,599	121,084
Mandatorily redeemable capital stock	52	206
Total liabilities	81,951	122,877
Capital stock - Class B putable	3,341	4,517
Retained earnings	2,351	2,165
Accumulated other comprehensive income (loss)	48	44
Total capital	5,740	6,726
Total regulatory capital[1]	5,744	6,888
Regulatory capital ratio	6.55%	5.31%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
Operating Results (dollars in millions)	2020	2019	2020	2019
Net interest income	$103	$141	$472	$576
Provision (reversal) for credit losses on mortgage loans	(1)	—	1	—
Other income (loss):
Net gains (losses) on trading securities	(9)	(8)	17	28
Net gains (losses) on derivatives and hedging activities	4	10	(48)	(35)
Gains on litigation settlements, net	—	—	120	—
Other, net	10	7	32	27
Total other income (loss)	5	9	121	20
Total other expense	70	43	189	168
Net income before assessments	39	107	403	428
Affordable Housing Program assessments	5	11	41	44
Net income	$34	$96	$362	$384
Performance Ratios
Net interest spread	0.40%	0.33%	0.38%	0.29%
Net interest margin	0.46	0.43	0.45	0.42
Return on average equity (annualized)	2.37	5.67	5.88	5.38
Return on average capital stock (annualized)	4.02	8.41	9.33	7.75
Return on average assets (annualized)	0.15	0.29	0.34	0.27

The selected financial data above is approximate until the Bank announces audited financial results in the Bank’s 2020 Form 10-K expected to be filed on or before March 31, 2021 with the SEC. The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s 2020 Form 10-K.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by over 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.